Exhibit 99.1

STEC Announces Third Quarter 2009 Results

Revenue and EPS Exceed Previously-Provided Guidance

SANTA ANA, Calif., November 3, 2009 — STEC, Inc. (Nasdaq:STEC) announced today its financial results for the third quarter ended September 30, 2009. Revenue for the third quarter of 2009 was $98.3 million, an increase of 54.3% from $63.7 million for the third quarter of 2008, and an increase of 13.8% from $86.4 million for the second quarter of 2009. GAAP gross profit margin was 49.7% for the third quarter of 2009, compared to 32.1% for the third quarter of 2008 and 50.0% for the second quarter of 2009. GAAP diluted earnings per share from continuing operations was $0.47 for the third quarter of 2009, compared to $0.02 for the third quarter of 2008, and $0.38 for the second quarter of 2009.

Non-GAAP gross profit margin was 49.8% for the third quarter of 2009, compared to 34.1% for the third quarter of 2008 and 50.1% for second quarter of 2009. Non-GAAP diluted earnings per share from continuing operations was $0.50 for the third quarter of 2009, compared to $0.10 for the third quarter of 2008, and $0.42 for the second quarter of 2009. GAAP results for the third quarter of 2009 included employee stock compensation and special charges related to the implementation of our restructuring plan. Non-GAAP results are explained and reconciled to GAAP results in tables included in this release.

Additional highlights for the third quarter of 2009 include:

•	Delivered the Enterprise-Storage industry’s first Flash SSD with next-generation 6Gb SAS interface;
•	First-to-market with Enterprise-ready MLC NAND Flash-based SSD;
•	Significantly improved the performance of our high-end ZeusIOPS product line increasing Read IOPS to 80,000 (from 52,000) and Write IOPS to 40,000 (from 17,000);
•	Announced adoption of ZeusIOPS SSDs into the latest major Enterprise-Storage OEM customer, LSI;
•	Integrated MACH8IOPS SSDs into IBM’s system servers representing a key push into major Enterprise-Server OEM applications;
•	Collaborated with IBM to set a new Storage Performance Council (SPC-1) record of 300,993.85 IOPS for high-end Enterprise-Storage utilizing ZeusIOPS SSDs in IBM’s Power 595 system; and
•	Increased cash, cash equivalents and short-term investments at the end of the third quarter of 2009 to approximately $133 million, a 42% sequential increase.

Business Outlook

“I am very pleased to share with you, our exceptional results for the third quarter of 2009,” said Manouch Moshayedi, STEC’s Chairman and Chief Executive Officer. “Our solid operating results, the strengthening of our balance sheet and the further integration of our SSDs into our customers’ platforms leave us in a great position to address the growth opportunities and challenges that lie ahead. Despite a sluggish economy, we believe our growth through the end of the year will continue.”

“One of our customers placed a $120 million supply agreement with us for shipments covering the second half of 2009. We recently received preliminary indications that our customer might carry inventory of our ZeusIOPS at the end of 2009 which they will use in 2010. In light of this development, we have jointly initiated a strategic sales and marketing incentive program designed to promote the integration of STEC’s SSDs into their systems. As of September 30, 2009, we have accrued $1.5 million of estimated costs for this marketing incentive program. Both companies believe that we will be successful in increasing the pace of the replacement of HDDs with SSDs. If our marketing program is not successful in increasing the demand flow of SSDs, our first quarter of 2010 orders from this customer will be negatively affected; however, the actual impact cannot be quantified at this time.

“We are also working on implementing sales and marketing incentive programs at our other major customers to further proliferate the use of our SSDs in their systems. We believe that it is just a matter of time before these customers become more significant to our overall sales of SSDs. In addition, we continue to qualify our ZeusIOPS into new platforms at our customers and are working closely with them to promote integration of SSDs into their systems by participating in sales conferences and end-user training programs both in the US and in Europe. We believe these activities will help accelerate the adoption of our SSDs over the course of 2010.

“Longer-term, we believe that SSDs in the Enterprise market are here to stay and will grow to become a very significant market within the next five years. Further, we believe that as this market grows, there will be room for a few additional players and that STEC will remain the dominant player in Enterprise-class SSDs.”

Guidance

“We currently expect fourth quarter of 2009 revenue to range from $101 million to $103 million (net of $2.4 million of estimated reserves related to sales and marketing incentive programs) with diluted non-GAAP earnings per share to range from $0.51 to $0.53.”

Conference Call

STEC will hold an open conference call to discuss results for the third quarter of 2009. The call will take place today at 1:30 p.m., Pacific/ 4:30 p.m., Eastern. The call-in numbers for the conference are 877-419-6591 (United States and Canada) and 719-325-4843 (International).

Webcast

This call will be webcast. The webcast can be accessed by clicking on the gray “Nasdaq:STEC” tab at the top of the home page at www.stec-inc.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About STEC, Inc. (Nasdaq:STEC)

STEC, Inc. designs, manufactures and markets enterprise-class solid state drives, or SSDs, for use in high performance storage and server systems, and high density dynamic random access memory, or DRAM, modules for networking, communications and industrial applications.

For information about STEC and to subscribe to the Company’s “Email Alerts” service, please visit our web site at www.stec-inc.com, click the “Nasdaq:STEC” tab at the top of the page and then click “Email Alerts.”

Use of Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we use non-GAAP financial measures (non-GAAP gross profit, non-GAAP income from continuing operations, non-GAAP diluted earnings per share from continuing operations and non-GAAP diluted earnings per share) that exclude start-up costs related to our Malaysia facility, employee stock compensation, employee severance, global tax structuring costs, intellectual property litigation costs, hiring and recruiting fees for key R&D employees, customer evaluation product cost, special charges related to the implementation of our restructuring plan, Malaysian government incentive grant income and the short-term impact of the global tax structuring on our effective tax rate. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of our financial performance and future prospects by being more reflective of our core, recurring operational activities and to be more comparable with our results over various periods. Management uses such non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Guidance for diluted earnings per share is provided only on a non-GAAP basis due to the inherent difficulty of forecasting the timing or amount of such items. Difficulties in forecasting the non-GAAP items include the timing of customer audit approvals for the Malaysia facility which would impact the ramp up of production, registration costs for new entities related to our global tax structuring and unexpected delays in shipping new products developed by our foreign subsidiaries in lower tax jurisdictions than the United States. These items could be materially significant in our GAAP results in any period. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP information referred to in this release is provided in tables included in this release. Certain amounts reported in prior releases may have been reclassified to conform to the current quarter’s non-GAAP presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning future Company and SSD growth, customers’ acceptance of SSDs, the impact of customer inventory on STEC in the first quarter of 2010, the effectiveness of sales and marketing initiatives, STEC’s ability to reduce production and labor costs and lower SSD costs, and expected fourth quarter 2009 revenue and earnings per share. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Although STEC believes that the forward looking statements contained in this release are reasonable, it can give no assurance that its expectations will be fulfilled. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by STEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The information contained in this press release is a statement of STEC’s present intention, belief or expectation. STEC may change its intention, belief, or expectation, at any time and without notice, based upon any changes in such factors, in STEC’s assumptions or otherwise. STEC undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

STEC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS:

Current Assets:
Cash and cash equivalents	$122,925	$33,379
Short-term investments	10,000	—
Accounts receivable, net of allowances of $2,634 at September 30, 2009 and $1,196 at December 31, 2008	51,856	43,516
Inventory	35,555	63,985
Deferred income taxes	1,946	1,302
Other current assets	8,206	7,872

Total current assets	230,488	150,054

Leasehold interest in land	2,551	2,587
Property, plant and equipment	39,056	44,406
Intangible assets	349	573
Goodwill	1,682	1,682
Other long-term assets	4,288	2,720
Deferred income taxes	5,669	4,407

Total assets	$284,083	$206,429

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:
Accounts payable	$17,068	$13,097
Accrued and other liabilities	13,529	10,339

Total current liabilities	30,597	23,436

Long-term income taxes payable	2,484	1,430
Commitments and contingencies	—	—

Shareholders’ Equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 50,256,883 shares issued and outstanding as of September 30, 2009 and 48,429,348 shares issued and outstanding as of December 31, 2008	50	48
Additional paid-in capital	152,287	129,670
Retained earnings	98,665	51,845

Total shareholders’ equity	251,002	181,563

Total liabilities and shareholders’ equity	$284,083	$206,429

STEC, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2009	2008	2009	2008
Net revenues	$98,293	$63,651	$248,179	$170,530
Cost of revenues	49,478	43,233	133,158	115,288

Gross profit	48,815	20,418	115,021	55,242

Sales and marketing	5,162	5,130	14,965	14,242
General and administrative	6,306	7,037	20,386	17,978
Research and development	6,569	5,736	17,512	14,891
Special charges	360	—	3,533	—

Total operating expenses	18,397	17,903	56,396	47,111
Operating income	30,418	2,515	58,625	8,131
Other income	14	119	616	1,314

Income from continuing operations before provision for income taxes	30,432	2,634	59,241	9,445
Provision for income taxes	5,954	1,477	12,206	5,120

Income from continuing operations	$24,478	$1,157	$47,035	$4,325

Discontinued operations:
Income (loss) from discontinued operations	—	80	(356)	229
(Provision) benefit for income taxes	$—	$(33)	$141	$(91)

Income (loss) from discontinued operations	$—	$47	$(215)	$138

Net income	$24,478	$1,204	$46,820	$4,463

Net income per share:
Basic:
Continuing operations	$0.49	$0.02	$0.96	$0.09
Discontinued operations	—	—	(0.01)	—

Total	$0.49	$0.02	$0.95	$0.09

Diluted:
Continuing operations	$0.47	$0.02	$0.93	$0.09
Discontinued operations	—	—	(0.01)	—

Total	$0.47	$0.02	$0.92	$0.09

Shares used in net income per share computation:
Basic	49,851	50,112	49,056	49,905

Diluted	52,239	51,449	50,672	51,333

The items excluded from GAAP financial results in calculating non-GAAP financial results, are set forth below:

a)

The Malaysia facility start-up costs relate primarily to expenses associated with our manufacturing facility in Penang, Malaysia in which construction was completed in 2008. During 2008 and the first quarter of 2009, we used this facility to train production employees, obtain facility certifications such as ISO certification, install the necessary accounting and information systems and conduct customer audits to better prepare for the full-scale transition of our U.S. operations to Malaysia in 2009. As full-scale production was not completely transitioned to Malaysia until the second quarter of 2009, management believes excluding Malaysia start-up costs from our operations for the reporting periods through the first quarter of 2009 provides investors with a better means of evaluating our current operations. Starting in the second quarter of 2009, we no longer treat costs incurred for our Malaysia operations as a non-GAAP item since the transition of operations and integration of the Malaysia facility was substantially completed during the second quarter of 2009.

b)	Employee stock compensation costs incurred in connection with Statement of Financial Accounting Standards 123R have been excluded as management omits these expenses when evaluating its core operating activities, for strategic decision making, forecasting future results and evaluating current performance.

c)	Employee severance relates to one-time costs incurred for the termination of a senior management level employee in the third quarter of 2008. The Company provides compensation to certain employees as an accommodation upon termination of employment. Management believes that excluding severance costs from operating results provides investors with a better means for measuring current Company performance.

d)	The global tax structuring costs relate primarily to tax consulting, legal fees and filing fees associated with establishing various corporate entities throughout the world, and establishing cost-sharing and transfer pricing agreements among the worldwide entities. These costs were included as a non-GAAP item in 2008 as we believed these expenditures were one-time set-up fees and are therefore not indicative of our recurring operational results. Beginning in the first quarter of 2009 we no longer treat global tax structuring costs as a non-GAAP item because the structuring was substantially completed by the end of 2008.

e)	Intellectual property litigation costs relate to a patent infringement suit filed against us by a competitor on April 14, 2008. We filed our answer to the lawsuit asserting affirmative defenses of non-infringement, invalidity and counter-claimed for a declaratory judgment of non-infringement, invalidity, and unenforceability for all patents in question plus legal fees and costs. In February 2009, the lawsuit was mutually dismissed by both parties and no further costs have been incurred by the Company related to this matter after the first quarter of 2009. Management believes that legal and consulting fees incurred in conjunction with this lawsuit for the periods presented should be excluded when evaluating core operations since management believes these costs are non-recurring.

f)	Research and development employee recruitment fees relate to a core group of engineers hired to begin development of a new product design. In the third quarter of 2008, the Company incurred recruiting fees and one-time sign-on bonuses for these core employees. Management believes that the recruiting fees and one-time bonuses incurred for the start-up of this engineering design group is non-recurring and should be excluded from its results when evaluating the Company’s current operations.

g)	Customer evaluation product cost relates to new DDR3 technology products that began shipping to customers for qualification in the third quarter of 2008. These costs were included as a non-GAAP item in the third quarter of 2008 as management viewed these expenditures as one-time costs incurred to launch a new product line for the benefit of future periods.

h)	Special charges relate to a restructuring plan that we implemented during the first quarter of 2009. These charges included expenses related to a reduction in our workforce and asset impairment charges. The special charges primarily impacted U.S. based operations and employees as part of the overall transition of certain operations to our facility in Penang, Malaysia. We expect the restructuring plan to be substantially completed by the end of 2009. Management believes that costs incurred in connection with the restructuring plan which were primarily related to workforce reduction severance costs and consolidation of facilities expenses are non-recurring in nature and should be excluded when evaluating core operations.

i)	Malaysia government grant incentive income relates to proceeds received from the Ministry of International Trade and Industry (“MITI”) in Malaysia. The grants are provided by MITI as incentive for our local subsidiary incurring research and development expenses and employee training costs for its operations in Malaysia. Since the grants represent reimbursement of expenses which were previously included by us as a non-GAAP item under Malaysia start-up costs, we have reversed the related grant reimbursement income from our second quarter 2009 non-GAAP results.

j)	During 2008, our effective tax rate increased in excess of its base historical tax rate as the result of the implementation of a global tax structuring plan. The short-term impact of the global tax structuring plan resulted in losses being incurred in foreign jurisdictions with zero tax rates which produced less overall tax benefits for us. For non-GAAP purposes, we have made an adjustment to reflect the full-year 2008 effective tax rates at historical base rate levels. No adjustments have been made to 2009 effective tax rates as the global tax structuring was substantially completed by the end of 2008 and we expect to achieve ongoing tax benefits. Management believes that fluctuations in our effective tax rate during the 2008 implementation of the global tax structuring were temporary and should be excluded when evaluating core operations for that period.

STEC, INC.

Schedule Reconciling GAAP Income From Continuing Operations to Non-GAAP Income From Continuing Operations

($ in thousands, except per share amounts)

(unaudited)

	For the Quarters Ended
	September 30,	September 30,	June 30,
	2009	2008	2009
GAAP income from continuing operations	$24,478	$1,157	$19,363

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of sales:
Malaysia facility start-up costs (a)	$—	$1,255	$—
Employee stock compensation (b)	110	21	72

	110	1,276	72
Excluded from operating expenses:
Malaysian facility start-up costs (a)	$—	$1,739	$—
Employee stock compensation (b)	1,410	689	965
Employee severance (c)	—	45	—
Global tax structuring costs (d)	—	308	—
IP litigation costs (e)	—	899	—
Hiring and recruiting fees for key R&D employees (f)	—	191	—
Customer evaluation product cost (g)	—	142	—
Special charges—restructuring costs (h)	360	—	1,996

	1,770	4,013	2,961
Excluded from other income:
Malaysia government incentive grant income (i)	—	—	(560)

Total non-GAAP adjustments before income tax	1,880	5,289	2,473
Income tax effect on non-GAAP adjustments	(384)	(1,994)	(536)

Net effect of adjustments to GAAP net income	1,496	3,295	1,937
Global tax structuring implementation short-term income income tax impact (j)	—	485	—
Non-GAAP income from continuing operations	$25,974	$4,937	$21,300

GAAP diluted earnings per share from continuing operations	$0.47	$0.02	$0.38
Impact of non-GAAP adjustments on diluted earnings per share	$0.03	$0.08	$0.04

Non-GAAP diluted earnings per share from continuing operations	$0.50	$0.10	$0.42

(a)—(j) See corresponding footnotes above.

STEC, INC.

Schedule Reconciling Reported Financial Ratios

(unaudited)

	For the Quarters Ended
	September 30, 2009	September 30, 2008	June 30, 2009
GAAP gross profit	49.7%	32.1%	50.0%
Effect of reconciling item on gross profit	0.1%	2.0%	0.1%

Non-GAAP gross profit	49.8%	34.1%	50.1%

STEC, INC.

Selected Non-GAAP Financial Information

($ in thousands)

(unaudited)

	For the Quarters Ended
	September 30, 2009	September 30, 2008	June 30, 2009
GAAP gross profit	$48,815	$20,418	$43,173
Malaysia facility start-up costs (a)	—	1,255	—
Employee stock compensation (b)	110	21	72

Non-GAAP gross profit	$48,925	$21,694	$43,245

(a) - (b) Refer to the corresponding footnotes above.

CONTACT: STEC, Inc.

Mitch Gellman, Vice President of Investor Relations

(949) 260-8328

ir@stec-inc.com